Exhibit 11

Riggs National Corporation
Computation of Per Share Earnings
(In thousands, except per share data)


                                                                  Years Ended December 31,
                                                     ----------------------------------------------------
                                                           1997             1996              1995
                                                     ----------------- ---------------- -----------------

Basic Earnings Per Share:

  Net Income Available to Common Shareholders                 $40,129          $55,193           $77,052

  Weighted-Average Shares Outstanding                      30,422,822       30,317,572        30,257,585
                                                     ----------------- ---------------- -----------------

Basic Earnings Per Share                                      $  1.32          $  1.82           $  2.55
                                                     ================= ================ =================


Diluted Earnings Per Share:

  Net Income Available to Common Shareholders                 $40,129          $55,193           $77,052

  Diluted Weighted-Average Shares Outstanding:
    Weighted-Average Shares Outstanding                    30,422,822       30,317,572        30,257,585
    Dilutive Effect of Stock Option Plans                   1,164,568          547,492           111,010
                                                     ----------------- ---------------- -----------------
  Diluted Weighted-Average Shares Outstanding              31,587,390       30,865,064        30,368,595
                                                     ----------------- ---------------- -----------------

Diluted Earnings Per Share                                    $  1.27          $  1.79           $  2.54
                                                     ================= ================ =================